UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2013

AVANGARD CAPITAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-184682	45-5507359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2708 Commerce Way, Suite 300, Philadelphia, PA	19154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (954) 363-7333 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 26, 2013, Avangard Capital Group, Inc.(“we”, “us”, or “our”) entered into an Retail Installment Contract Receivable Purchase Agreement (the “Purchase Agreement”) with Avangard Auto Finance, Inc. and Avangard Financial Group, Inc. (the “Sellers”), both of whom are our affiliates. Under the terms of the Purchase Agreement, we agreed to pay the Sellers $102,250 (the “Purchase Price”) to purchase certain of their retail installment contract receivables as of the date of the agreement. These amounts include an aggregate principal balance of approximately $141,868for current loans receivables (the “Current Loans”) and an aggregate principal balance of approximately $323,449 for non-current loans receivables (the “Non-Current Loans”). The Purchase Price has been allocated as follows: $100,000 for the Current Loans which we will pay upon execution of the agreement and $2,250 has been allocated to the Non-Current Loans payable which we will pay within thirty (30) days of the agreement or upon completion of our due diligence, whichever occurs first. The Sellers guaranteed to us that we will recover no less than 70% of the aggregate amount of the Current Loans. If we recover less than 70% of the aggregate amount of the Current Loans, the Sellers shall pay the difference to us upon demand.

To secure the prompt payment and performance to us of all of the Seller’s obligations under the Purchase Agreement, the Sellers granted to us a continuing lien upon and security interest in all of their now existing or hereafter arising rights and interest in all of their accounts receivables, other general intangibles, inventory, motor vehicles and proceeds of the foregoing, whether now owned or existing or hereafter created, acquired, or arising, and wherever located.

The description of the terms and conditions of the Purchase Agreement is qualified in its entirety by reference to this agreement which is filed as Exhibit 10.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Description
10.1	Accounts Receivable Purchase Agreement among Avangard Capital Group, Inc., Avangard Auto Finance, Inc. and Avangard Financial Group, Inc. dated March 26, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avangard Capital Group, Inc.

Date: April 2, 2013	By:	/s/ Alan Gulko
Alan Gulko,
Chief Executive Officer